EXHIBIT 10.7

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of February 1, 2005 (the “Effective Date”), by and among ECCA Holdings Corporation, a Delaware corporation (“Parent”), LFS-Merger Sub, Inc., a Texas Corporation (“Merger Sub”), and GGC Administration, LLC, a Delaware limited liability company (“GGC”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Merger Sub, the Company and Thomas H. Lee Equity Fund IV, L.P., in its capacity as the representative of the Company Shareholders, Merger Sub will merge (the “Merger”) with and into Eye Care Centers of America, Inc., a Texas corporation (the “Company”), and the Company will survive as the successor entity and be a wholly owned subsidiary of the Parent and be subject to all of the obligations of Merger Sub hereunder.

WHEREAS, as of the Effective Date, Parent and Merger Sub have entered into an Advisory Agreement (the “Moulin Agreement”) with Moulin International Holdings Limited, a Bermuda company (“Moulin”).

WHEREAS, Parent and Merger Sub desire to retain GGC with respect to the services described herein.

NOW, THEREFORE, the parties agree as follows:

1. Term. This Agreement shall be in effect for a term commencing on the Closing Date (as defined in the Merger Agreement) (the “Commencement Date”) and ending on the tenth anniversary of the Commencement Date (the “Term”), and shall be automatically extended thereafter on a year to year basis unless Parent or GGC provides written notice of its desire to terminate this Agreement to the other parties 30 days prior to the expiration of the Term or any extension thereof.

2. Services. During the Term, GGC shall perform or cause to be performed such services for the Company and/or its subsidiaries as mutually agreed by GGC and Parent’s board of directors, which may include, without limitation, the following:

(a) general executive and management services;

(b) identification, support, negotiation and analysis of acquisitions and dispositions by Parent or its subsidiaries;

(c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements;

(e) marketing functions, including monitoring of marketing plans and strategies;

(f) human resources functions, including searching and hiring of executives; and

(g) other services for Parent and its subsidiaries upon which Parent’s board of directors and GGC agree.

3. Management Fees; Expense Reimbursement.

(a) During the Term of this Agreement, GGC or its designee(s) will be promptly (x) reimbursed for the Covered Expenses, as defined below, of GGC and its Affiliates, plus (y) paid fees (the “Management Fees”) equal to $1,000,000 per calendar year. The Management Fees will be payable by the Company (as successor to Merger Sub) to GGC or its designee(s) as follows: (a) non-refundable Management Fees for the first thirty-six months of the Term (in the amount of $3,000,000) shall be paid in advance on the Closing Date and (b) beginning on such time (the “Continuation Time”) as the cumulative “Management Fees” that have been paid to Moulin pursuant to the Moulin Agreement equal $3,000,000 in the aggregate (it being agreed and understood that the Continuation Time shall have occurred once Moulin has received that portion of the Management Fee being paid on such date which, when added to all prior Management Fees paid to Moulin pursuant to the Moulin Agreement, is equal to $3,000,000 and that any other portion of such payment shall be deemed to have been made following the Continuation Time), Management Fees for the remainder of the Term shall be paid in an amount equal to (and at the same time as) the Management Fees paid or payable to Moulin pursuant to the Moulin Agreement; provided that in the event that any provision of the Moulin Agreement is amended, waived or otherwise modified in such a manner so as to cause any portion of the Management Fees payable thereunder not to be paid, or if Moulin fails to accept, elects not to receive or foregoes any Management Fees otherwise due and payable under the Moulin Agreement, then Management Fees shall be paid pursuant to this Agreement in an amount and at the time as provided in (and subject only to those limitations expressly set forth in) the Moulin Agreement as in effect on the date hereof. The Covered Expenses will be payable by Parent and the Company (as successor to Merger Sub) to GGC or its designee(s) on a quarterly basis in arrears commencing on the Effective Date, upon presentation by GGC of reasonably detailed invoices for such expenses. The term “Covered Expenses” shall mean those third-party fees and expenses: (i) reasonably incurred in connection with the services contemplated by this Agreement, (ii) relating to the review, preparation, negotiation and execution of any amendments or waivers (whether or not the same become effective) or the enforcement of any rights by the GGC Group under or in respect of this Agreement or the other Transaction Documents; (iii) relating to any proposed merger, sale or recapitalization or debt or equity financing of the Company), (iv) reasonably incurred in connection with any transaction, claim or event which GGC believes affects the Company or the investment of GGC and its

Affiliates in the Company and as to which GGC or its Affiliates seek advice of counsel, or (v) reasonably incurred in connection with its “Board Observer” rights pursuant to the Put Agreement (in each case, including without limitation fees and expenses of counsel and accountants); provided, however, that Parent and the Company shall have no obligation to reimburse GGC and its Affiliates for any Covered Expenses in excess of $125,000 during any twelve month period.

(b) The payment of all Management Fees payable hereunder shall be deferred (but such amounts will nonetheless continue to be accrued, without interest) at any time that they are not permitted to be paid by Parent or the Company in accordance with the terms of that certain credit facility to be entered into as of the Closing Date pursuant to the debt commitment letters delivered by J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. to Parent and Merger Sub in connection with the Merger Agreement (the “Credit Agreement”)), and any payment of any such deferred fees shall thereafter be paid, subject to the proviso to the second sentence of Section 3(a) above, at the earliest time (whether or not the Term has ended prior thereto) that payment thereof becomes permitted to be paid in accordance with the terms of the Credit Agreement.

4. Transaction Fees. During the Term, the Company will pay to GGC or its designee(s) a transaction fee in connection with the consummation of each transaction resulting in a Change in Control (as defined below), acquisition, divestiture or financing (whether debt or equity financing) by or involving Parent or its subsidiaries in an amount equal to 0.5% of the aggregate value of each such transaction (in each case, whether such transaction is by way of merger, purchase or sale of stock, purchase or sale or other disposition of assets, recapitalization, reorganization, consolidation, tender offer, public or private offering or otherwise, and whether consummated directly by Parent or its subsidiaries or indirectly by their respective stockholders). “Change in Control” means (i) any sale or transfer by Parent or its subsidiaries of all or substantially all of their assets on a consolidated basis (as determined under Delaware law), (ii) any consolidation, merger or reorganization of Parent with or into any other entity or entities as a result of which the holders of Parent’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board or directors immediately prior to such consolidation, merger or reorganization cease to own the outstanding capital stock of the surviving corporation possessing the voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors or (iii) issuance by Parent or sale or transfer to any third party of shares of Parent’s capital stock by the holders thereof as a result of which the holders of Parent’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors immediately prior to such sale or transfer cease to own the outstanding capital stock of Parent possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors.

5. Personnel. GGC will provide and devote to the performance of this Agreement such partners, employees and agents of GGC and its Affiliates as GGC shall deem appropriate to the furnishing of the services mutually agreed upon by Parent and GGC. The fees and other compensation specified in this Agreement will be payable by the Company regardless of the extent of services requested by Parent pursuant to this Agreement, and regardless of whether or not Parent requests GGC to provide any such services.

6. Liability. Neither GGC nor any of its Affiliates, nor any of their respective partners, members, employees or agents (collectively, the “GGC Group”) shall be liable at any time to Parent, its subsidiaries or any of their Affiliates for any loss, liability, damage or expense (including attorney’s fees and expenses) (collectively a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement, other than Losses attributable to GGC or its Affiliate’s gross negligence or willful misconduct. GGC makes no representations or warranties, express or implied, in respect of the services provided by any member of the GGC Group. In no event will any of the parties hereto be liable to any other party hereto for (i) any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or (ii) in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise), except as set forth in Section 7 below.

7. Indemnity. The Company, its subsidiaries and their Affiliates shall (during and after the Term) defend, indemnify and hold harmless each member of the GGC Group from and against any and all Losses arising from any claim by any person or entity with respect to, or in any way related to, this Agreement (collectively, “Claims”) resulting from any act or omission of any member of the GGC Group in connection with this Agreement, other than Losses attributable to GGC or its Affiliate’s gross negligence or willful misconduct. The Company shall (during and after the Term) defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against Parent, its subsidiaries or any of their Affiliates, or any member of the GGC Group or in which any member of the GGC Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof by any member of the GGC Group.

8. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed, postage prepaid, addressed to the parties as follows:

To Parent or the Company:

ECCA Holdings Corporation
Room 701-4, 7th Floor, Telford House
16 Wang Hoi Road, Kowloon Bay,
Kowloon, Hong Kong
Fax: (852) 2148 7272
Attn: Katie Kan / Anthony DiChiara

To GGC:

GGC Administration, LLC
One Embarcadero Center, 33rd Floor
San Francisco, CA 94111
Attention: Prescott Ashe
Sue Breedlove
Telecopier No.: (415) 627-4501

9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

10. Assignment. No party may assign any obligations hereunder to any other party without the prior written consent of each of the other parties (which consent shall not be unreasonably withheld); provided that GGC may, without consent of the Company or Parent, assign its rights and obligations under this Agreement to any of its Affiliates. The assignor shall remain liable for the performance of any assignee.

11. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

12. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous agreements, communications, either oral or written, representations or warranties of any kind whatsoever, in each case with respect to the subject matter hereof (including, without limitation, that certain Advisory Agreement, dated as of December 2, 2004, by and among the parties hereto), except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon any party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of California.

13. Obligations of Successors. In the event of a merger, consolidation or liquidation of Parent or the Company, Parent or the Company shall, as the case may be, as a condition to the consummation thereof, first make arrangements so that any successor to such entity will assume the obligations of such entity under this Agreement and be responsible in full for such obligations on the same basis as if it had been an original signatory hereto (and such successor entity shall execute and deliver a counterpart to this Agreement to GGC agreeing to be bound to the terms hereof).

14. Joint and Several Liability. Each obligation described herein of Parent or the Company, as the case may be, shall be a joint and several obligation of Parent and its subsidiaries and the Company and its subsidiaries, as the case may be. If requested by GGC, then Parent or the Company, as the case may be, shall cause any of their respective subsidiaries to sign a counterpart signature page to this Agreement to evidence such joint and several liability.

15. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Amended and Restated Stockholders Agreement dated as of February 2, 2005 by and among Parent, Moulin, Ample Faith Investments Limited and Golden Gate Private Equity, Inc.

16. Termination. The Term shall terminate (i) at such time as no Affiliate of GGC any longer directly or indirectly owns any equity interests in Parent and (ii) at the option of the Company, upon the IPO. If the Company opts to terminate this Agreement pursuant to clause (ii) of the preceding sentence, the Company will pay GGC the reasonably agreed-upon net present value of the Management Fees that would otherwise be payable to GGC over the remainder of the Term, provided that such payment will not exceed $2,000,000.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT:

ECCA HOLDINGS CORPORATION

By:	/s/ Anthony DiChiara
Its:	President

COMPANY:

LFS-MERGER SUB, INC.

By:	/s/ Anthony DiChiara
Its:	President

GGC ADMINISTRATION, LLC

By:	/s/ Jesse T. Rogers
Its:	Managing Director